CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Income Funds II, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of Strong Income Funds II, Inc., on Form N-1A of our report dated April 7, 1999, on our audit of the financial statements and financial highlights of Strong Bond Fund (formerly known as Strong Institutional Bond Fund) (one of the portfolios constituting the Strong Income Funds II, Inc.), which report is included in the Annual Report to Shareholders for the year ended February 28, 1999, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
August 26, 1999


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